FORM OF

ADMINISTRATION, ACCOUNTING SERVICES,

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

AGREEMENT dated as of December 28, 2004 between GE Private Asset Management Funds, Inc. (the “Company”), a Maryland Corporation, and Integrated Fund Services, Inc. (“Integrated”), an Ohio corporation.

WHEREAS, the Company is a series management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, shares of beneficial interest in the Company are divided into separate series (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds”); and

WHEREAS, the Company wishes to employ Integrated to serve as its administrative, accounting services and transfer, shareholder servicing and dividend disbursing agent on behalf of the Funds; and

WHEREAS, Integrated wishes to provide such services to the Funds under the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and Integrated agree as follows:

1. APPOINTMENT.

The Company hereby employs Integrated as agent to perform those services described in this Agreement for the Funds. Integrated shall act under such appointment and perform the obligations thereof in accordance with the Company’s current registration statement and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin at a time mutually agreed upon by the parties.

2. DOCUMENTATION.

The Company will furnish to Integrated from time to time the following documents:

A. Each resolution of the Board of Directors of the Company authorizing the original issue of the shares of the Funds;

B. Most recent Registration Statement filed with the Securities and Exchange Commission (the “SEC”) and those other Registration Statements requested by Integrated;

C. A certified copy of the Article of Incorporation and the Bylaws of the Company and each amendment thereto;

D. Certified copies of each resolution of the Board of Directors authorizing officers to give instructions to Integrated;

E. Copies of all agreements with service providers on behalf of the Funds, including advisory agreements, sub-advisory agreements, underwriting and dealer agreements and custody agreements in effect;

F. A listing of all jurisdictions in which each Fund (and class thereof) is lawfully available for sale as of the date of this Addendum and in which the Company desires Integrated to effect a blue sky filing;

G. All Notices of Special Meetings of Shareholders and related Proxy materials that propose the merger, reorganization or liquidation of a Fund;

H. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Funds and for which Integrated is to act as plan agent, however, the Company specifies that no such plans exist as of December 28, 2004;

I. Such other certificates, documents or opinions that Integrated may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

J. The Company shall furnish Integrated written copies of any amendments to, or changes in, any of the items referred to in this Paragraph 2 forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Company’s Prospectuses or Statement of Additional Information, or the AML Program, which might have the effect of changing the procedures employed by Integrated in providing the services agreed to hereunder or which amendment might affect the duties of Integrated hereunder unless the Company first obtains Integrated’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

ADMINISTRATION

3. COMPANY ADMINISTRATION AND BLUE SKY SERVICES.

Subject to the direction and control of the Directors of the Company, Integrated shall perform the administration and blue sky services detailed in Schedule A. Integrated shall perform such other administrative services for the Company and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Company will pay Integrated the amounts agreed upon between them.

The Company hereby grants Integrated, and Integrated hereby accepts, a limited power of attorney on behalf of the Company and each of the Funds to sign all blue sky filings and other related documents necessary to effect such blue sky services. Subject to payment to Integrated in advance, Integrated will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Fund(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Funds(s) (or classes thereof). The Company will, from time to time as specifically agreed between the parties, facilitate a wire transfer of funds to Integrated for the payment of the aforementioned filing fees promptly upon request by Integrated. Integrated will request the funds necessary for the payment of the filing fees in advance of the date the fees become due.

ACCOUNTING

4. CALCULATION OF NET ASSET VALUE.

Integrated will maintain and keep current the general ledger for the Funds, recording all income and expenses, capital share activity and security transactions of the Funds. Integrated will calculate the net asset value of each of the Funds and the per share net asset value of each of the Funds, in accordance with each Fund’s current prospectus and Statement of Additional Information, once daily as of the time selected by the Company’s Board of Directors. Integrated will prepare and maintain a daily valuation of all securities and other assets of each Fund in accordance with instructions from a designated officer of the Company and in the manner set forth in each Company’s current prospectus and statement of additional information. In valuing securities of each Fund, Integrated may contract with, and rely upon market quotations provided by, outside services.

5. PAYMENT OF COMPANY EXPENSES.

Integrated shall process each request received from the Company or its authorized agents for payment of the Funds’ expenses. Upon receipt of written instructions signed by an officer or other authorized agent of the Company, Integrated shall prepare payments in the appropriate amounts which shall be approved by an authorized officer of Integrated and remitted to the appropriate party.

6. OTHER SERVICES.

Subject to the direction and control of the Directors of the Company, Integrated shall perform the accounting services detailed in Schedule B. Integrated shall also perform such special accounting services, and furnish such reports, for the Company and the Funds to the extent agreed upon by the parties from time to time, for which the Company will pay Integrated the amounts agreed upon between them.

TRANSFER AGENCY AND SHAREHOLDER SERVICING

Subject to the direction and control of the Directors of the Company, Integrated shall perform the transfer agency and shareholder services detailed in Schedule C. Integrated also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. Integrated shall perform such additional services as the parties mutually agree, for which the Company will pay Integrated the amounts agreed upon between them.

7. BANK ACCOUNTS.

Integrated is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are acceptable to the Company, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require Integrated to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for Integrated to effect such disbursements.

8. RECORDKEEPING AND OTHER INFORMATION.

Prior to the commencement of Integrated’s responsibilities under this Agreement, if applicable, the Company shall deliver or cause to be delivered over to Integrated (i) an accurate, certified list of shareholders of each Fund, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholders records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Integrated under this Agreement including, without limitation, special instructions regarding withholding, dividend options and householding (collectively referred to as the “Materials”). The Company shall, on behalf of each applicable Fund or class, indemnify and hold Integrated harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Company to provide any portion of the Materials or to provide any information in the Company’s possession or control reasonably needed by Integrated to perform the services described in this Agreement.

9. ANTI-MONEY LAUNDERING

A. The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and the applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”).

B. The Company agrees and acknowledges that it maintains full responsibility for ensuring that it is, and shall continue to be, in compliance with the Applicable AML Laws, in light of the Company’s particular business, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering. As of December 28, 2004, all shares of the GE Contra Fund, a Fund of the Company, were held in an omnibus account in the name of GE Financial Trust Company, the sole shareholder.

GENERAL

10. RECORD RETENTION AND RETURN

A. Integrated shall keep and maintain on behalf of the Company all books and records which the Company is, or may be, required to keep and maintain by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Company. Where applicable, such records shall be maintained by Integrated for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940 Act. The retention of such records shall be at the expense of the Company. All such records shall be the property of the Company at all times and shall be available during regular business hours for reasonable audit and inspection by the Company or its agents, or any regulatory agency having authority over the Company.

B. Integrated may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain the Company’s files, records and documents created and maintained by Integrated pursuant to this Agreement which are no longer needed by Integrated in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Integrated for six years from the year of creation.

11. DATA ACCESS AND PROPRIETARY INFORMATION.

The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by Integrated as part of the Company’s ability to access certain Company-related data (“Customer Data”) maintained by Integrated on data bases under the control and ownership of Integrated or another third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to Integrated or other third party. In no event shall Proprietary Information be deemed Customer Data. The Company agrees to treat all Proprietary Information as proprietary to Integrated and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

12. COOPERATION WITH ACCOUNTANTS.

Integrated shall cooperate with the Company’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Company.

13. SPECIAL SERVICES AND REPORTS AND EXCEPTION PROCESSING.

A. Integrated may provide special services and reports with respect to the Company, subject to an additional charge as detailed in Schedule D, or such other services and reports as may be reasonably requested by the Company or the Company’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Integrated will make available to the Company other services, at its option, such as the i-online services set forth in the Addendums attached hereto.

Integrated may provide exception processing upon the request of the Company or the Company’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Exception processing includes, but is not limited to, processing which:

(i) requires Integrated to use methods and procedures other than those usually employed by Integrated to perform its obligations under this Agreement;

(ii) involves the provision of information to Integrated after the commencement of the nightly processing cycle of Integrated’s transfer agency, administration and/or fund accounting processing system; or

(iii) requires more manual intervention by Integrated, either in the entry of data or in the modification or amendment of reports generated by Integrated’s transfer agency, administration and/or fund accounting processing system than is usually required.

C. Instructions / Certain Procedures, etc.

Integrated shall be protected in acting upon any document that it reasonable believes to be genuine and to have been signed or presented by the proper person or persons. Integrated will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of actual notice thereof from the Company.

Whenever Integrated is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Integrated shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Integrated to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, Integrated may rely conclusively upon the terms of the relevant Prospectus and Statement of Additional Information of the Company relating to the extent that such services are described therein unless Integrated receives written instructions to the contrary in a timely manner from the Company.

The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Integrated may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of Integrated) does not conflict with or violate any requirements of the Company’s Article of Incorporation, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

The Company acknowledges receipt of a copy of Integrated’s policy related to the acceptance of trades for prior day processing (the “Integrated As-of Trading Policy”). Integrated may amend the Integrated As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. Integrated may apply the Integrated As-of Trading Policy whenever applicable, unless Integrated agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to Integrated by the Company.

The Company acknowledges and agrees that deviations from Integrated’s written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance, transfer agency, administration, fund accounting or any other procedures adopted by Integrated, or any requirements of the AML Program (as defined in Paragraph 9), Integrated may in its sole discretion determine whether to permit such exception. In the event Integrated determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of Integrated) and delivered to Integrated (an “Exception”); provided that an Exception concerning the requirements of the Company’s AML Program shall be authorized by the Company’s AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Integrated receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Integrated acts in good faith, Integrated shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify Integrated and hold Integrated harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Integrated therefrom.

14. SUBCONTRACTING.

Integrated may, at its expense, and, upon prior written approval from the Company, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Integrated shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Integrated shall be responsible for all acts of such subcontractor as if such acts were its own.

15. COMPENSATION.

For performing its services under this Agreement, the Company shall pay Integrated a monthly fee with respect to each Fund in accordance with Schedule E attached hereto.

16. EXPENSES.

A. Integrated shall furnish, at its expense and without cost to the Company, the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement. All costs and expenses not expressly assumed by Integrated under this Paragraph shall be paid by the Company. A list of typical Company expenses is set for in Schedule F; this list is not all inclusive.

B. The Company authorizes Integrated to receive payment of fees due to Integrated or to be reimbursed for Fund expenses Integrated pays on behalf of the Fund directly from the Fund. Integrated will provide the Company with documentation detailing such fees or expenses within a reasonable time corresponding to the payment of the fees or expenses. However, Company approval shall not be required in advance of such payments. In the event of a dispute arising from the payment of fees or expenses and upon mutual agreement by the Company and Integrated as to the appropriate resolution of the dispute, the Company and/or Integrated shall make the necessary reimbursements to the Fund.

17. REFERENCES TO INTEGRATED OR THE COMPANY.

A. Neither the Company nor its agents shall circulate any printed matter which contains any reference to Integrated without the prior written approval of Integrated, excepting solely such printed matter as merely identifies Integrated as Administrative Services Agent, Transfer, Shareholder Servicing and Dividend Disbursing Agent and Accounting Services Agent. The Company will submit printed matter requiring approval to Integrated in draft form, allowing sufficient time for review by Integrated and its counsel prior to any deadline for printing.

B. Integrated shall not circulate any printed matter that contains any reference to the Company without the prior written approval of the Company. Integrated will submit printed matter requiring approval to the Company in draft form, allowing sufficient time for review by the Company and its counsel prior to any deadline for printing.

18. INDEMNIFICATION OF INTEGRATED.

A. Integrated may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Integrated nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, including consequential damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of the duties of Integrated under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Integrated under this Agreement. Integrated may apply to the Company at any time for instructions and may consult counsel for the Company, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and Integrated shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. Integrated shall not be held to have notice of any change of authority of any officers, employees, or agents of the Company until receipt of written notice thereof have been received by Integrated from the Company.

B. Any person, even though also a director, officer, employee, shareholder or agent of Integrated, or any of its affiliates, who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely as an officer, director, employee or agent of the Company and not as a director, officer, employee, shareholder or agent of or one under the control or direction of Integrated or any of its affiliates, even though paid by one of these entities.

C. In providing services pursuant to this Agreement, no person who is a director, officer, shareholder, employee or agent of Integrated, or its affiliates, even though also an officer, director, employee or agent of the Company shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services or acting as the principal executive officer or principal financial officer of the Company, nor shall any such persons be considered as providing similar functions to the Company. Nor shall any director, officer, shareholder, employee or agent of Integrated, or its affiliates, even though also an officer, director, employee or agent of the Company, have the authority to certify any reports or filings as principal executive officer or principal financial officer of the Company on behalf of the Company to the SEC or any other administrative or regulatory body, whether governmental or private, including but not limited to, certification of Form N-CSR.

D. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless Integrated, its directors, officers, employees, shareholders, agents, control persons and affiliates of any thereof from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities (whether with or without basis in fact or law), including legal fees and expenses and investigation expenses, of any and every nature which Integrated may sustain or incur or which may be asserted against Integrated by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Integrated in good faith in reliance upon any certificate, instrument, order or share certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Company or upon the opinion of legal counsel for the Company or its own counsel; or (ii) any action taken or omitted to be taken by Integrated in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of Integrated or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

E. Notwithstanding anything to the contrary in this Agreement, in no event shall Integrated be liable to the Company or any third party for any special, consequential, punitive or incidental damages, even if advised of the possibility of such damages.

19. TERMINATION

A. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for one year (“Initial Term”) from that date and shall continue in force for one year thereafter (“Renewal Term”), but only so long as such continuance is approved (1) by Integrated, (2) the Company, (3) by a vote of a majority of the Company’s Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (4) by vote of a majority of the Company’s Board of Directors or a majority of the Company’s outstanding voting securities.

B. Any party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other party prior written notice of at least one hundred twenty (120) days of such termination specifying the date fixed therefor. The Company shall reimburse Integrated for any out-of-pocket expenses and disbursements (“out-of-pocket expenses”) reasonably incurred by Integrated in connection with the services provided under this Agreement within 30 days of notification to the Company of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

Notwithstanding the foregoing, following any such termination, in the event that Integrated in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Integrated but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.

C. If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”), such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have sixty (60) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Integrated is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of Integrated to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

D. In the case of the following transactions, not in the ordinary course of business, namely, the merger of the Company, or a Fund, into or the consolidation of the Company, or a Fund, with another investment company, the sale by the Company, or a Fund, of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of the Company, or a Fund, and distribution of its assets, or any similar transaction or any other form of business transaction involving the Company or a Fund, this Agreement will terminate with respect to the applicable Fund or Funds and Integrated shall be released from any and all obligations hereunder upon the payment of the fees, disbursements and expenses due to Integrated through the end of the then current term of this Agreement. The parties acknowledge and agree that the damages provision set forth above in paragraph B shall be applicable in those instances in which Integrated is not retained to provide administration, accounting, or transfer agency services subsequent to the transactions listed above.

E. Integrated will be entitled to collect from the Company all reasonable expenses incurred in conjunction with termination of this Agreement, including but not limited to out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom Integrated has contracted for work performed for the Company but not any fees payable in connection with termination of third party contracts.

20. SERVICES FOR OTHERS.

Nothing in this Agreement shall prevent Integrated or any affiliated person (as defined in the 1940 Act) of Integrated from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Integrated expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Company under this Agreement.

21. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

A. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Integrated to perform any services for the Company which services could cause Integrated to be deemed an “investment adviser” of the Company within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Company’s prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by Integrated, the Company assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

B. Regulatory Changes. Integrated will use commercially reasonable efforts to develop and implement changes to the recordkeeping systems it uses so that the data processing services provided under this Agreement continue to comply with applicable regulations and rules of regulatory authorities. With respect to each change in the recordkeeping systems necessitated by regulatory matters, excluding routine, annual regulatory maintenance changes applying to existing regulatory matters (e.g., including, but not limited to, tax position forms or magnetic tape/filing changes), each Fund will pay its proportionate share of Integrated’s direct vendor costs based upon the ratio of the number of the Fund’s shareholder accounts then serviced by Integrated, to the total number of shareholder accounts then serviced by Integrated for all of its fund customers affected by the change. “Each change” as stated previously, is defined as those modification(s) necessary to comply with a specifically defined regulatory change (for example, all modifications required to support changes to IRS 1099-B Reporting, Anti-Money Laundering, NSCC Processing/Interface changes, etc.).

22. LIMITATION OF LIABILITY.

A. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company, personally, but bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Directors of the Company and signed by an officer of the Company, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company.

B. Standard of Care; Uncontrollable Events; Limitation of Liability. Integrated shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Integrated in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Integrated shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Integrated hereunder.

Integrated shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of equipment failures beyond Integrated’s control, Integrated shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto. Integrated shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Upon the Company’s reasonable request, Integrated shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Integrated assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Integrated’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Integrated shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

Integrated shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of Integrated relating to the services provided by Integrated under this Agreement, and certifications regarding Integrated’s role in preparing and filing Form N-CSR for the Company.

C. Representations and Warranties of the Company.

The Company represents and warrants to Integrated that:

(i) It is a Company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

(iv) This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v) As of the close of business on the Effective Date, the Fund has authorized unlimited shares; and

(vi) By virtue of its Article of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

D. Representations and Warranties of Integrated.

Integrated represents and warrants to the Company that:

(i) It is duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted, including without limitation registration as a transfer agent under the Securities Exchange Act of 1934;

(iii) It has been in, and shall continue to be in compliance in all material espects with all laws and regulations applicable to its business and operations; and

(iv) This Agreement has been duly authorized by Integrated and, when executed and delivered by Integrated, will constitute a legal, valid and binding obligation of Integrated, enforceable against Integrated in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

E. Privacy. Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Integrated, or collected or retained by Integrated in the course of performing its duties as transfer agent, shall be considered confidential information. Integrated shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Integrated except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). Integrated represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Integrated that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide Integrated with a copy of that statement annually.

23. SEVERABILITY.

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

24. QUESTIONS OF INTERPRETATION.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

25. CONFIDENTIALITY

A. Both parties hereto agree that any nonpublic information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision.

B. Both parties hereto agree that nonpublic personal shareholder information shall remain the sole property of the Company. Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law. The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

26. NOTICES.

All notices required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To the Company:

Attention:

To Integrated:	Integrated Fund Services, Inc.
221 East Fourth Street, Suite 300
Cincinnati, Ohio 45202
Attention: Scott A. Englehart

or to such other address as any party may designate by notice complying with the terms of this Paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method or e-mail; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

27. AMENDMENT.

This Agreement may not be amended or modified except by a written agreement executed by all parties.

28. BINDING EFFECT.

Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

29. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30. FORCE MAJEURE.

Integrated assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

31. MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GE PRIVATE ASSET MANAGEMENT FUNDS, INC.

By:
Its:

INTEGRATED FUND SERVICES, INC.

By:
Its:	President

Schedule A

December 28, 2004

ADMINISTRATION SERVICES

In consideration of the compensation detailed in this Agreement, Integrated shall perform the following administration and blue sky services:

1.	Prepare and file post-effective amendments to the registration statements, Form N-CSR, Form N-Q and other documents on behalf of the Funds with the Securities and Exchange Commission and other federal and state regulatory authorities as required by law.

2.	Coordinate the scheduling of Board of Directors’ meetings, prepare the appropriate reports to the directors and record and maintain the minutes.

3.	Effect and maintain, as the case may be, the qualification of shares of the Funds for sale under the securities laws of the jurisdictions indicated as directed by the Company.

4.	File with each appropriate jurisdiction the applicable materials relating to the Funds (or classes thereof) by the applicable filing deadline; provided however, that the Company timely provides Integrated in advance of such filings with (i) the requisite number of copies of each document (i.e. definitive prospectuses) requested by Integrated (to the extent such documents are required to effect the relevant filing) and (ii) filing fees.

5.	Maintain all books and records of each Fund as required by federal and state laws.

6.	Coordinate the preparation, filing and distribution of proxy materials and periodic reports as required by law.

7.	Coordinate and monitor third-party services.

8.	Provide reports necessary for the Company’s investment adviser to monitor compliance with federal and state rules and regulations.

9.	Provide officers for the Company, if desired.

10.	Prepare and maintain the necessary journals and schedules to report the required information on Form N-SAR.

11.	Prepare financial statements and supporting statements, footnotes, per share information and schedule of investments for the inclusion in the semiannual and annual reports.

12.	Conduct portfolio compliance training for Fund management and the investment adviser.

Schedule B

December 28, 2004

ACCOUNTING SERVICES

In consideration of the compensation detailed in this Agreement, Integrated shall perform the following accounting services:

1. Calculate net asset value and per share net asset value in accordance with the 1940 Act and the Company’s prospectus.

2. Record all security transactions including appropriate gains and losses from the sale of portfolio securities.

3. Record interest income and dividend income.

4. Record each Fund’s capital share activities based upon purchase and redemption transactions received by the transfer agent.

5. Calculate a daily cash figure for investment purposes.

6. Monitor and seek authorization for payment of expenses of each Fund.

7. Periodically report to the Company or its authorized agents share purchases and redemptions and trial balances of each Fund.

8. Prepare the necessary supporting computations on a book and tax basis to ensure each Fund complies with the requirements of Section 851 of the Internal Revenue Code.

9. Facilitate and perform tax planning and administration and assist independent accountants with the preparation of tax forms.

10. Monitor all tax compliance calculations to ensure that each Fund qualifies as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code.

11. Assist independent accountants with the annual audit by preparing necessary annual audit work papers.

12. Generate fund performance calculations (including after-tax returns) and disseminate reports.

13. Maintain complete, accurate and current all records with respect to the Company required to be maintained by the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and under the rules and regulations of the 1940 Act, and preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.

Schedule C

December 28, 2004

TRANSFER AGENCY AND SHAREHOLDER SERVICES

In consideration of the compensation detailed in this Agreement, Integrated shall perform the following transfer agency and shareholder services as applicable:

Shareholder Accounts

1. Establish new shareholder accounts

2. Record changes to shareholder registration information

3. Process shareholder purchase and redemption orders

4. Process shareholder transfer and exchange requests

5. Issue periodic statements for shareholders

6. Provide shareholders with Integrated’s standard shareholder statement and confirmation package

7. Issue transaction confirmations

8. Process dividend payments, including the purchase of new shares through dividend reimbursement

9. Prepare shareholder tax information, i.e., Form 1099, 1042, and 5498

10. Maintain shareholder account documentation

11. Answer telephone inquiries and accept financial transactions from shareholders and their properly designated representative

12. Provide servicing support for broker-dealers

13. Withhold taxes on U.S. Resident and non-resident alien accounts

14. Reply to shareholder calls and correspondence

15. Cancel share certificates

16. Provide lost-shareholder services in accordance with Rule 17Ad-17 of the Securities Exchange Act of 1934

17. Direct processing of checks, wires, and ACH

Sales Load Processing

1. Support front-end, level-load, and CDSC share classes

2. Calculate fees due under Rule 12b-1 plans for distribution and marketing expense

3. Track and pay sales commissions on direct shareholder purchases

*NSCC Services

1. FundServ

2. Networking

3. CommissionServ

4. ACATS

5. ToRA

6. Mutual Fund Profile

7. DCC&S

*	NSCC Services may be subject to set-up charges and ongoing fees in accordance with this agreement.

SHAREHOLDER RECORDS.

Integrated shall maintain records for each shareholder account showing the following:

1. Names, addresses and tax identifying numbers;

2. Name of the dealer of record, if any;

3. Number of shares held of each Fund;

4. Historical information regarding the account of each shareholder, including dividends and distributions in cash or invested in shares;

5. Information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;

6. Any instructions from a shareholder including all forms furnished by the Company and executed by a shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of shares;

7. Any correspondence relating to the current maintenance of a shareholder’s account;

8. Certificate numbers and denominations for any shareholder holding certificates;

9. Any stop or restraining order placed against a shareholder’s account;

10. Information with respect to withholding in the case of a foreign account or any other account for which withholding is required by the Internal Revenue Code of 1986, as amended; and

11. Any information required in order for Integrated to perform the calculations contemplated under this Agreement.

Returned Checks

In the event that Integrated is notified by the Company’s Cash Management Bank that any check or other order for the payment of money is returned unpaid for any reason, Integrated will:

1. In the absence of other instructions from the Company, take such steps as may be necessary to redeem any shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such shares to be credited to the account of the Company and to request the Company’s Cash Management Bank to forward such returned check to the person who originally submitted the check; and

2. Upon notification of the Company, collect any fees from the person who originally submitted the check including losses to the Company resulting from the returned check.

Uncashed Checks

For shareholders who select to receive distributions or redemptions in cash and the U.S. Postal Service cannot deliver their checks or if their checks remain uncashed for 90 days, Integrated will reinvest the amount uncashed check into their account at the then current NAV and their account will be converted to the reinvest option. No interest will accrue on an amount represented by uncashed distribution checks. Integrated will make commercially reasonable attempts to contact the shareholder prior to taking the action described above.

Lost or Stolen Certificates

Integrated shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. New certificates shall not be issued. Replacement shares will be issued in book form only upon:

(i) The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by Integrated; and

(ii) Completion of a release and indemnification agreement signed by the shareholder to protect Integrated and its affiliates.

Schedule D

December 28, 2004

SPECIAL SERVICES AND REPORTS

Customized Reports

Reports are created based on the client’s design specification and are scheduled to be created on a set schedule such as daily, weekly, every 2 weeks, monthly, quarterly or annually. Programming for requests is $75.00 an hour and there is a one-time set-up fee of $75.00.

Fee Schedule

Frequency	Charge
Daily	$125.00/Per Month
Weekly	$70.00/Per Month
Every 2 Weeks	$45.00/Per Month
Monthly	$25.00/Per Month
Quarterly	$25.00/Per Quarter
Annually	$25.00/Annually

On Demand Reports

Reports requested with the client’s specifications one time and not on a set schedule. The charge is $90.00 per request. If an on demand report were requested with the same criteria as a previous request the charge would be $45.00. If programming time exceeds 2 hours, a $75 per hour charge will apply.

Early Cash Reporting

Early Cash Reporting provides investment advisors preliminary cash estimates for shareholder activity daily by 7:30 a.m. EST for fluctuating NAV Funds. The reporting is a useful tool that allows for investment advisors to forecast future cash inflows and outflows from shareholder activity prior to the FINAL cash figures being available from Fund Accounting at 9:30 a.m. EST. The preliminary cash estimates are subject to change. The information is available via a Secured Internet Site.

Fee Schedule

One-time set-up fee $200

Monthly fee $250

Schedule E

December 28, 2004

GE PRIVATE ASSET MANAGEMENT FUNDS, INC.

For a term of one year from the date of this Agreement, the GE Contra Fund will pay Integrated, on the first business day following the end of each month, an annual fee of $85,000. If this Agreement is renewed for any subsequent terms, the following fee schedule will be in effect:

COMPENSATION FOR ADMINISTRATION SERVICES

Each Fund will pay Integrated, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.070%	First	$250,000,000
0.050%	Next	250,000,000
0.030%	Over	500,000,000

The annual minimum fee per Fund is $40,000. Each additional class of shares is subject to an annual minimum fee of $7,500.

COMPENSATION FOR ACCOUNTING SERVICES

Each Fund will pay Integrated, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.030%	First	$250,000,000
0.250%	Next	250,000,000
0.020%	Over	500,000,000

The annual minimum fee per Fund is $30,000. Funds that trade in international securities are subject to an annual minimum fee of $40,000. Each additional class of shares or each additional manager (in a multi-manager fund) is subject to an annual minimum fee of $7,500.

COMPENSATION FOR TRANSFER AGENCY AND SHAREHOLDER SERVICES

Each class of each Fund will pay Integrated, on the first business day following the end of each month, an annual per account charge of $25.00 for each open account and $7.00 for each closed account. The annual minimum fee is $24,000 for each institutional class and $30,000 for each retail class.

Each Fund will reimburse Integrated for out-of-pocket expenses incurred in the performance of its administration, accounting, transfer agency and shareholder services under this Agreement.

Schedule F

December 28, 2004

EXAMPLES OF COMPANY EXPENSES

Company expenses may include, but are not limited to costs and expenses of:

1. Meetings of the Board of Directors and shareholders of the Company and portfolio compliance training, including costs and expenses of officers and employees of Integrated in attending or conducting such meetings or training;

2. All regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies (including production, legal fee and administrative costs), statements and other materials;

3. File interface expenses (e.g., FundSmith, SunGard, Expeditor and other distribution partners);

4. Label file creation;

5. Telephone, telegraph and remote transmission lines;

6. Typesetting and printing of all documents;

7. EDGARization;

8. Confirmations, fulfillment and any other shareholder correspondence;

9. Use of outside pricing services;

10. Use of outside solicitation, tabulation and mailing firms;

11. Necessary outside record storage, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);

12. Pro rata expenses for preparation of Integrated’s Fund Accounting and Transfer Agent SAS 70 reports;

13. Charges imposed by third-party service or software providers for items such as, but not limited to, regulatory updates.

14. Costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by Integrated; and

15. Any and all assessments, taxes or levies assessed on Integrated for services provided under this Agreement.

Postage for mailings of dividends, proxies, reports and other mailings to all shareholders shall be advanced to Integrated three business days prior to the mailing date of such materials

Addendum 1

Transfer Agent Service Options

Integrated as Transfer Agent for the Company provides a variety of services at the option of the Company. This schedule lists optional services available to the Company. The Company may initiate these services by notifying its Client Service Manager.

Fee Schedule

Service Description	Fee
Mutual Fund Profile	NSCC Out-of-pocket.

FanMail*	$500 set-up, $500 per month.

Expediter	$1,000 set-up and $0.45/cpu second.

Mid-Day Check processing	$0.45/cpu second.

Cost Basis Tracking	$1,000 set-up plus $0.02 per account per month, $500/month minimum.

Custom interface files	$150/hour programming plus $0.45/cpu second.

List Bill processing	$0.45/cpu second.

Advisor Central**	$2,500 per month, $1,000 per month for each additional portal.

DST Vision*	$2,500 per month, $1,000 per month for each additional portal.

FundSpeed***	$2,500 per month, $1,000 per month for each additional portal.

*	Does not include service fees or charges from DST
**	Does not include service fees or charges from Advisor Central
***	Does not include service fees or charges from NSCC for FundSpeed